Exhibit 24(b)(9)

                        ADMINISTRATIVE SERVICES CONTRACT


                  AGREEMENT, made by and between SCM Portfolio Fund, Inc., a Georgia Corporation, (hereinafter called "Fund") and SCM Associates Inc., a Georgia Corporation, (hereinafter called "Administrator").

                                   WITNESSETH:

                  WHEREAS, the Fund is engaged in the business of investing and reinvesting its assets and properties in various stocks and securities and the Administrator engages in the business of providing investment company administrative services.

                  NOW THEREFORE, in consideration of the mutual covenants herein contained, each of the parties hereto intending to be legally bound, it is agreed as follows:

                  1. The Fund hereby employs the Administrator to render administrative services to the Fund subject to the supervision and direction of the Board of Directors of the Fund. The Administrator hereby accepts such employment and agrees, during the period of this agreement, to render the services and assume the obligations set forth for the compensation provided. The Administrator shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Fund in any way, or in any way be deemed to be an agent of the Fund.

                  2. The Administrator shall provide for the Fund the services of fund accounting, calculating the daily net asset value as required by the Investment Company Act of 1949 and other federal rules, filing reports, providing information for preparation of state and federal tax returns, and providing various services to the shareholders of the Fund.

                  3. As compensation for the service to be rendered to the Fund by the Administrator under the provisions of this Agreement, the Fund shall pay to the Administrator monthly a fee equal to one-twelfth of twenty-five one hundredths of one per cent per month (the equivalent of .25 of one per cent per annum), of the daily average net assets of 'the Fund during the month.

                  4. The Fund shall bear expenses and salaries necessary and incidental to the conduct of its business, including but not in limitation of the foregoing, the expenses incurred for annual meetings and Board of Directors meetings, reports and notifications to shareholders, bonds and insurance, taxes, registration fees, custodian and transfer agent fees, legal and audit fees, and any out of pocket expenses such as but not limited to supplies, printing, and postage.

                  5. This Agreement may be terminated at any time upon 60 days' prior written notice without payment of any penalty by the Fund's Board of Directors or by vote of a majority

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of the outstanding voting securities of the Fund. Upon the termination of this
Agreement the obligation of all parties shall cease and terminate as of the date of such termination except for any obligation to respond for breach of this Agreement committed prior to such termination and except for the obligation of the Fund to pay the fee provided herein prorated to the date of termination.

                  6. It is expressly understood and agreed that the services to be rendered by the Administrator to the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Administrator shall be free to render similar or different services to others as long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

                  7. This Agreement shall continue in effect until the 23rd of January, 1999.

                  IN WITNESS WHEREOF, the parties have duly caused this Agreement to be signed by their respective authorized officers on the 6th day of December, 1997.

                                                     SCM PORTFOLIO FUND, INC.


Attest:  /s/ Lititia H. Stone                       By:/s/ Stephen C. McCutcheon
                                                              President


                                                     SCM ASSOCIATES, INC.


Attest:  /s/ Lititia H. Stone                       By:/s/ Stephen C. McCutcheon
                                                              President

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